Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2019 (except for Note 15(a), as to which the date is June 14, 2019), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-231837) and related Prospectus of Morphic Holding, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 14, 2019